Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement (No. 333-157559) on Form S-8 of Extra Space Storage, Inc. of our report dated July 1, 2013, with respect to the statements of net assets available for benefits of the Extra Space Management, Inc. 401(k) Plan as of December 31, 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the supplemental Schedule of Assets (Held at End of Year) as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Extra Space Management, Inc. 401(k) Plan.

/s/ Haynie and Company
Salt Lake City, Utah
July 1, 2013

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